JOY GLOBAL INC.

News Release

Contacts:

At the Company:	At Financial Relations Board:
Sara Leuchter Wilkins	George Zagoudis
Vice President, Investor Relations and	Analyst Contact
Corporate Communications	312-640-6663

414-319-8513

JOY GLOBAL INC. ANNOUNCES FISCAL 2008 THIRD QUARTER OPERATING RESULTS

•	Record-high new orders of $1.5 billion
•	Sales of $904 million, up 45% over the prior-year period
•	EPS of $1.03, inclusive of a $0.22 benefit related primarily to the realization of foreign tax credits
•	Operating cash flow of $142 million

Milwaukee, WI – September 3, 2008 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the 2008 fiscal third quarter ended August 1, 2008. Net sales for the quarter were $904 million, up 45% from the same quarter of last year. Operating profit increased from $110 million in the third quarter of last year to $134 million in the current quarter. Operating income was adversely affected by charges for purchase accounting associated with the acquisition of Continental Global Group (“Continental”), the extension of the union contract at the P&H Milwaukee operations, foreign exchange movements, and operating costs that include start-up of the P&H China factory and acceleration of certain R&D programs. Net income was $113 million, or $1.03 per fully diluted share, compared to $73 million, or $0.66 per share in the year-ago quarter. Net income in the current quarter benefited from the realization of foreign tax credits of $24 million, or $0.22 per share.

“Our results for the third quarter reflect exceptional demand for our surface and underground mining equipment and services,” said Mike Sutherlin, president and chief executive officer of Joy Global Inc. “Bookings for the current quarter were a record-high $1.5 billion, with quarterly orders averaging over $1 billion for the last four quarters. The latter supports our view of the long-term strength for equipment demand as our customers continue to expand mine production to fill the gap between available supply and growing demand. Our capacity expansion programs are beginning to deliver results, with 32% revenue growth in the quarter before adding in Continental. Despite record revenues, our backlogs have extended, and we continue to increase our capacity expansion plans to meet the needs of our customers.

“I am pleased to highlight several significant additional accomplishments during the quarter. We not only reached agreement on the P&H Milwaukee union contract reopener, but were able to extend that contract to August 2012 to provide cost and performance stability for four more years. Continental’s third quarter reported results improved sequentially from the second quarter

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100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 ( PO Box 554 Milwaukee WI 53201-0554 ( 414/319/8501

Joy Global Inc.

and were in line with our expectations. Also, we recently announced that we had entered into an agreement for our first acquisition in China with the proposed purchase of Wuxi Shengda, a manufacturer of longwall shearing machines. This acquisition will provide us access to the middle-tier provincial mining companies in China and is a platform for future growth in this major market segment.”

Third Quarter Operating Results

Order bookings in the third quarter increased by 139% from the prior year to $1.5 billion, reflecting the combination of continued strength in the international markets and a resurgence of the U.S. underground coal market. Orders for original equipment increased more than threefold, while aftermarket orders were up strongly at 40%.

Underground equipment orders at Joy increased 89% to a record $743 million in the quarter. Order growth was led by the U.S., with Australia and South Africa also posting meaningful order increases. Although orders were up significantly in all product categories, they increased most strongly in room and pillar products, reflecting acceleration of mine expansion programs by the Company’s domestic customers to take advantage of exceptional demand and pricing as the U.S. continues to grow its coal exports. Surface equipment orders at P&H increased 174% to a record $645 million in the quarter. Original equipment orders were up over sevenfold, and shovel orders were broadly based, with bookings in North and South America and in Australia. When delivered, those shovels will mine coal, copper, iron ore, oil sands, gold and phosphate. Continental booked $113 million of conveyor orders in the quarter, led by orders from Australasia and Eurasia (does not include China).

Sales in the quarter were up 45% from last year to $904 million – also a Company record. Sales growth was strong in both original equipment and aftermarket products and services, which were up 61% and 35%, respectively.

Underground revenues at Joy increased by 31% over last year’s quarter to $453 million. Revenue increases were significant in both original equipment and aftermarket, with respective increases of 45% and 19%. Despite solid revenue increases in Eurasia and South Africa, the U.S. contributed 48% of the total revenue growth in response to exceptionally strong demand. Surface revenues were up 33% from the prior year to $366 million. Revenues were up 41% in original equipment and 29% in aftermarket. Revenue growth was greatest in North and South America and in the international business unit covering Europe, Africa and Asia. During the quarter, P&H started up its first factory in Tianjin, China, and will be increasing to full production over the next six to nine months. P&H’s second factory in Tianjin is on schedule to come on line and ramp up about a year following its first. The Continental conveyor product line contributed $85 million to third quarter revenues.

Operating income was $134 million, or 14.8% of sales, in the quarter compared to $110 million, or 17.7% of sales, in the third quarter of last year. Operating income for the quarter was affected by $5.8 million of purchase accounting charges related to the acquisition of Continental. A portion of the union contract settlement at P&H’s Milwaukee operations was made to a defined contribution plan, resulting in a $5.3 million third quarter charge that underscores the Company’s objective to shift retirement benefits from defined benefit to defined contribution plans. Currency movement during the quarter resulted in charges that were $5.2 million higher than last year. The most significant portion of this increase came from the Chilean peso, which also reflects the Company’s increased level of business in that country. The Company’s annual incentive plan,

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Joy Global Inc.

which covers most employees except certain bargaining unit members, is based on the return on average working capital and rewards the combination of profitability and asset efficiency. The Company has reduced working capital during the year even as it has grown its revenues, and the associated bonus expense is up $12.4 million compared to last year. And finally, the Company continues to invest in the start-up of manufacturing in China and in the development of key new products and technologies, and those efforts resulted in additional charges in the 2008 third quarter of $1.9 million and $3.2 million, respectively. The Company believes that the China start-up, R&D and incentive compensation costs will continue, and that purchase accounting charges will decline to an interim annual run rate of approximately $6 million in fiscal 2009. The other cost increases are related to events specific to the current quarter.

Operating margins at the Joy underground business were 19.4% versus 18.3% in last year’s third quarter. P&H’s operating margins were 14.5% of revenues, down from 19.5% in the prior year’s third quarter. Included in P&H’s operating income are the $5.3 million union retirement benefit cost, $5.4 million of the exchange rate expense, $2.4 million of increased engineering expense and $1.3 million of the China start-up costs. The Crushing and Conveying division reported operating margins of 7.4% in the 2008 third quarter. This included purchase accounting charges associated with the Continental acquisition of $5.8 million, or 5.3% of the division’s sales.

The provision for income taxes was $15.5 million compared to $30.3 million in the comparable period of last year. The current quarter includes a discrete tax credit of $23.6 million, primarily consisting of foreign tax credits that can now be recognized in the U.S. The impact of these credits, plus the changing geographic distribution of earnings, is expected to lower the Company’s tax rate to 31-33% going forward.

Other Financial Matters

Cash flow from operations for the quarter was $142 million, including a $32.5 million contribution to the Company’s U.S. defined benefit pension plan. Capital expenditures were $17.8 million. While this amount is substantially lower than the 3.5% to 4% of revenues that is needed to support the Company’s planned capacity expansion, the difference is due to the timing of funding.

The Company continued its program to buy back outstanding shares of its common stock, repurchasing $24.4 million during the quarter. To date, the Company has repurchased $837 million of the authorized $1 billion share buyback program that expires at the end of this calendar year.

Continued Positive Long Term Market Outlook

The Company continues to see strong demand for its equipment based on the fundamentals of commodity demand versus supply and customer investments in productivity and capacity expansion. This view is consistent across all geographies and all commodities that the Company serves. Although there has been recent softening in the prices of exchange-traded commodities, the spot prices for physical delivery continue to remain strong and stay significantly above comparable benchmark and contract prices. Commodity end users, such as power generators and steel companies, are expanding their investment in mining companies to lock in surety of supply and as a hedge against future commodity price increases. Consolidation continues in the mining industry, as the Company’s customers seek the critical mass needed to take on larger, green field projects to meet the growing demand for commodities over the long term.

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Joy Global Inc.

Worldwide demand for steel should continue to grow at 4-5% per year over the next five years, driven by the industrialization of the emerging markets. Demand in China and India should continue to grow near or into double-digit rates over this period. This growth exceeds the capacity of both iron ore and metallurgical coal producers. Benchmark prices for these commodities have roughly doubled and tripled, respectively, and are expected to rise further next year. As a result, the Company’s customers are making significant investment to accelerate new capacity in these commodities.

Seaborne traded thermal coal demand has been largely driven by the electrification of the emerging markets. Earlier this year, the Company saw evidence that supply was not meeting demand as stockpile levels depleted in China, India and South Africa. Stockpile levels in South Africa have improved at the expense of exports, but still remain at less than half the targeted levels. Thermal coal demand in China continues to exceed supply, resulting in stockpile levels staying below three days. Demand continues to grow in China, with 80 new generating plants scheduled to come on line this year. In response, China is reducing export licenses for the remainder of this year to about half the year ago level and has added a 10% tariff to thermal coal exports to further limit outflow from the country.

Seaborne traded thermal coal supply is further exasperated by export restrictions from tradition coal exporting countries. Indonesia has halted exports by six of its coal producers. Australia is expanding it rail and port capacity, but significant relief is not expected before 2010. As a result, seaborne traded thermal coal continues to trade above it benchmark price and the supply deficit is expected to continue for several more years.

The U.S. is the only coal producing region with upside capacity in the near term, and has become the swing supplier to the international market. Exports last year were 59 million tons and are running about 50% above last year through the first half of 2008. As a result, the export prices are setting pricing levels in the U.S. market, with Eastern coal selling at prices around two-and-a-half times year-ago levels. At the same time, power generation in the U.S. is up 1.7% from the previous twelve-month period. Stockpile levels were staying above 50 days, but heavy cooling demand this summer has reduced that to 45 days. There are 29 new coal fueled power plants under construction in the U.S. Of this, 14 gigawatts will come on line by the end of 2009 and an additional 8 gigawatts will come on line by 2013, adding about 80 million tons of coal demand. The Company has consistently supported the fact that coal is essential to meeting this country’s future energy needs and that coal-to-liquids with carbon capture and storage technologies are important to delivering that essential energy with a cost advantage and a competitive carbon footprint. The recent focus on energy prices and the effects of wealth transfer have broadened the understanding and support for the critical role that coal must play in our energy future.

Copper prices have weakened to six-month lows. The Company believes that much of the softness is due to normal seasonal factors and restricted industrial activity in China in the build-up to the Olympics, but also acknowledges impact from the weak U.S. economy and the slowing economies of Europe and Japan. Despite weaker prices, there has been little change in inventories because copper production is down 3.5% due to labor, weather, declining grades and other operational problems. Copper expansion requires long lead times, and the Company’s copper mining customers continue to pursue mine expansion projects and purchase equipment in anticipation of the extra supply that will be needed in 2010 and beyond, when these projects begin to come on line.

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Joy Global Inc.

The oil sands region continues to grow at high rates. Investment in oil sands projects is expected to reach $20 billion this year, almost double the investment rate of just three years ago. To support this growth, the Company has major expansion projects underway in both Edmonton and Ft. McMurray that will more than double capability to support the Company’s current and growing fleet of its equipment in this region.

The strength of these market fundamentals, combined with the specific projects and prospects that are jointly being discussed with various customers, convinces the Company that the demand for its equipment will remain strong for several more years.

Updated Forward Guidance for Fiscal Year 2008

“Despite orders that have set new records for the past several quarters, the list of qualified prospects continues to remain very strong,” Sutherlin commented. “We believe the recent order rates reflect an effort to achieve surety of equipment supply and expect that future order rates will begin to moderate to a more sustainable level. However, we also expect the sustainable order rate to remain well above the current industry capacity. As a result, we are continuing our program of expanding realizable capacity.

“As we approach the end of our fiscal year, available capacity to increase revenues remains limited and in line with our expectations when we last issued guidance. However, we expect our operating leverage to return to the 20% range in the fourth quarter. And although we expect Continental’s margins to improve significantly over the next several years, the weighting effect of its current margins resets the base for future margin improvement. We therefore expect operating earnings to remain in the range we previously guided, but are adjusting earnings per share to reflect the discrete tax adjustment we realized in this quarter. As a result, we continue to expect revenues to be between $3.3 and $3.4 billion and now expect earnings per fully diluted share to increase from the previous range of $3.15 to $3.30 to the new range from $3.37 to $3.52.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the company’s third quarter results to be held at 11:00 AM EDT on September 3, 2008. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #59336117. A rebroadcast of the call will be available until the close of business on October 3, 2008 by dialing 800-642-1687 or 706-645-9291, access code #59336117. Finally, a replay of the webcast will be accessible until October 3, 2008 through the Investor Relations website at (http://www.joyglobal.com/investorrelations/confcalls.jsp).

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press

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Joy Global Inc.

release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	August 1,	July 27,	August 1,	July 27,
	2008	2007	2008	2007

Net sales	$903,769	$621,785	$2,387,231	$1,811,413
Costs and expenses:
Cost of sales	657,798	424,896	1,707,135	1,230,485
Product development, selling and administrative expenses	113,488	88,909	322,977	259,772
Other (income) expense	(1,136)	(2,286)	(1,926)	(4,669)
Operating income	133,619	110,266	359,045	325,825

Interest income (expense), net	(4,881)	(6,930)	(14,686)	(19,415)
Reorganization items	(135)	(135)	(2,311)	(415)
Income from continuing operations before income taxes	128,603	103,201	342,048	305,995

Provision for income taxes	(15,524)	(30,300)	(86,950)	(95,850)

Income from continuing operations	113,079	72,901	255,098	210,145
Income from discontinued operations, net of taxes	-	-	1,141	-

Net income	$113,079	$72,901	$256,239	$210,145

Basic earnings per share
Income from continuing operations	$1.04	$0.67	$2.36	$1.89
Income from discontinued operations	-	-	0.01	-
Net income	$1.04	$0.67	$2.37	$1.89

Diluted earnings per share
Income from continuing operations	$1.03	$0.66	$2.34	$1.87
Income from discontinued operations	-	-	0.01	-
Net income	$1.03	$0.66	$2.35	$1.87

Dividends per share	$0.15	$0.15	$0.45	$0.45

Weighted average shares outstanding:
Basic	108,495	109,137	108,193	111,079
Diluted	109,446	110,462	109,230	112,410

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	August 1,	October 26,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$306,885	$173,248
Accounts receivable, net	601,918	560,242
Inventories	892,613	727,360
Other current assets	122,987	76,945
Total current assets	1,924,403	1,537,795

Property, plant and equipment, net	293,742	234,029
Other intangible assets, net	198,343	62,932
Goodwill	130,076	16,784
Deferred income taxes	234,124	248,139
Prepaid benefit cost	14,143	779
Other assets	29,486	34,445
Total assets	$2,824,317	$2,134,903

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$18,483	$240
Trade accounts payable	268,377	199,198
Employee compensation and benefits	99,829	59,490
Advance payments and progress billings	465,985	324,102
Accrued warranties	50,421	49,382
Other accrued liabilities	126,875	121,127
Total current liabilities	1,029,970	753,539

Long-term obligations	546,094	396,257

Other non-current liabilities	347,096	261,113

Shareholders' equity	901,157	723,994

Total liabilities and shareholders' equity	$2,824,317	$2,134,903

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended		Nine Months Ended
	August 1,	July 27,	August 1,	July 27,
	2008	2007	2008	2007
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$453,003	$347,149	$1,209,417	$1,037,449
Surface Mining Equipment	365,543	274,636	1,019,630	773,964
Crushing & Conveying	108,628	-	220,726	-
Eliminations	(23,405)	-	(62,542)	-
Total Sales By Operation	$903,769	$621,785	$2,387,231	$1,811,413

Net Sales By Product Stream:
Aftermarket Revenues	$515,422	$381,026	$1,423,402	$1,138,433
Original Equipment	388,347	240,759	963,829	672,980
Total Sales By Product Stream	$903,769	$621,785	$2,387,231	$1,811,413

Net Sales By Geography:
United States	$398,194	$260,941	$1,117,816	$897,404
Rest of World	505,575	360,844	1,269,415	914,009
Total Sales By Geography	$903,769	$621,785	$2,387,231	$1,811,413

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$87,817	$63,563	$233,334	$203,374
Surface Mining Equipment	53,185	53,671	152,030	144,184
Crushing & Conveying	7,996	-	11,932	-
Corporate	(9,309)	(6,968)	(25,881)	(21,733)
Eliminations	(6,070)	-	(12,370)	-
Total Operating Income	$133,619	$110,266	$359,045	$325,825

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$7,801	$8,811	$22,643	$25,292
Surface Mining Equipment	4,918	4,246	14,227	11,958
Crushing & Conveying	6,625	-	20,620	-
Corporate	9	11	27	47
Eliminations	-	-	(2,265)	-
Total Depreciation And Amortization	$19,353	$13,068	$55,252	$37,297

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	$64,010	$70,480	$86,803	$(36,381)
Property, Plant and Equipment Acquired	17,838	19,310	56,317	43,115
Cash Interest Paid	-	13,417	14,279	17,626
Cash Taxes Paid	12,224	18,822	99,938	47,422

BOOKINGS DATA:

Underground Mining Machinery	$742,746	$393,362	$1,847,694	$1,103,897
Surface Mining Equipment	645,068	235,065	1,555,557	817,865
Crushing & Conveying	126,495	-	263,916	-
Eliminations	(13,862)	-	(64,546)	-
Total Bookings	$1,500,447	$628,427	$3,602,621	$1,921,762

	Amounts as of
BACKLOG DATA:	August 1,	May 2,	February 1,	October 26,
	2008	2008	2008	2007

Underground Mining Machinery	$1,442,811	$1,153,068	$969,597	$804,534
Surface Mining Equipment	1,368,991	1,089,466	897,627	833,064
Crushing & Conveying	234,216	197,129	-	-
Eliminations	(60,266)	(50,589)	-	-
Total Backlog	$2,985,752	$2,389,074	$1,867,224	$1,637,598

END